SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification  and Notice of Termination of  Registration  under Section 12
(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                        Commission File Number 033-06929-07

                             UACSC 1997-D Auto Trust
               (Exact Name of issuer as specified in its charter)

                      9240 Bonita Beach Road, Suite 1109-A,
                         Bonita Springs, Florida 34135
                                 (941) 948-1850

               (Address, including zip code, and telephone number,
                             including area code, of
                    registrant's/issuer's principal executive
                                    offices)

             Class A Automobile Receivable Pass-Through Certificates
      Class I Interest Only Automobile Receivable Pass-Through Certificates
            (Title of each class of Securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Sections 13 (a) or 15 (d) remains)

         Please  place  an  X  in  the  box(es)  to   designated   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4  (a)(1)(i)    (    )       Rule 12h-3  (b)(1)(i)   (X)
         Rule 12-g4  (a)(1)(ii)   (    )       Rule 12h-3  (b)(1)(ii)  ( )
         Rule 12g-4  (a)(1)(i)    (    )       Rule 12H-3  (b)(2)(i)   ( )
         Rule 12g-4  (A)(2)(i)    (    )       Rule 12H-3  (b)(2)(ii)  ( )
                                               Rule 15d-6              (X)

     Approximate number of holders of record as of the certification or notice date: 42

     Pursuant to the requirements of the Securities Exchange Act of 1934, UACSC 1997-D Auto Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                      UACSC 1997-D AUTO TRUST
                                 By:  Union Acceptance Corporation, as Servicer

Date:   August 28, 1998          By:  /s/ Melanie S. Otto
        ------------------            --------------------------
                                      Melanie S. Otto, Vice President